                                                                      EXHIBIT 99

                             PHILIP MORRIS DEFERRED

                              PROFIT-SHARING PLAN



                           Effective January 1, 1956

                (As amended and in effect as of January 1, 1994)

                               TABLE OF CONTENTS
                               -----------------

                                                                 Page
                                                                 ----
ARTICLE I        DEFINITIONS.....................................   1

ARTICLE II       OPERATING COMPANY CONTRIBUTIONS.................  11

ARTICLE III      ALLOCATION OF THE OPERATING COMPANY
                 CONTRIBUTION....................................  14

ARTICLE IV       PARTICIPANT CONTRIBUTIONS.......................  15

ARTICLE V        VALUATION.......................................  18

ARTICLE VI       DISTRIBUTION....................................  21

ARTICLE VII      WITHDRAWALS.....................................  26

ARTICLE VIII     THE FUND........................................  29

ARTICLE IX       LOANS TO PARTICIPANTS...........................  32

ARTICLE X        THE FIDUCIARIES AND THEIR DELEGATEES............  33

ARTICLE XI       AMENDMENT OR TERMINATION........................  36

ARTICLE XII      RESTRICTIONS ON ALIENATION AND ASSIGNMENT.......  38

ARTICLE XIII     GENERAL PROVISIONS..............................  39

ARTICLE XIV      FORMS; COMMUNICATIONS...........................  42

ARTICLE XV       MERGER, ETC.....................................  43

ARTICLE XVI      CHANGE OF CONTROL PROVISIONS....................  44

ARTICLE XVII     LIMITATION ON ALLOCATIONS.......................  47

ARTICLE XVIII    RULES IN THE EVENT PLAN BECOMES A TOP-HEAVY PLAN  51

                             PHILIP MORRIS DEFERRED
                              PROFIT-SHARING PLAN


                 As amended and in effect as of January 1, 1994



                                   ARTICLE I

                                  DEFINITIONS
                                  -----------


        The following terms as used herein or in the Trust Agreement shall have the meanings set forth below:

              (a) "ACCOUNTS" means the aggregate of the Participant's Company Account, Personal After-Tax Account, if any, Personal Before-Tax Account, if any, Rollover Account, if any, and Paysop Account, if any.

              (b) "ACCREDITED SERVICE" means the accumulated periods of service taken into account in determining an Employee's eligibility for benefits under the Plan. Each twelve (12) months of Accredited Service shall constitute one (1) year of Accredited Service. The Accredited Service of a Full-Time Employee shall include the following periods of service:

                      (1) all periods of service commencing on the Employee's date of employment with any member of the Controlled Group and ending on the earlier of (A) the date on which the Employee resigns, is discharged, dies or retires, or (B) the first anniversary of the date the Employee remains absent from service for any other reason;

                      (2) all periods of service during which the Employee is deemed employed by any member of the Controlled Group;

                      (3) all periods during which the Employee has been severed from the service of any member of the Controlled Group if such severance is by reason of (A) his resignation, discharge or retirement and he then performs an Hour of Service within twelve (12) months of his severance from service date, or (B) his resignation, discharge or retirement during an absence from service of twelve (12) months or less for any reason other than his resignation, discharge or retirement, and he then performs an Hour of Service within twelve (12) months of the date on which he was first absent from service;

                      (4) all periods of service with Liggett Group, Inc. with respect to an Employee who was employed by Liggett Group, Inc. on June 25, 1978 and employed by a Participating Company on or before September 1, 1978;

                      (5) all periods of service with General Foods Corporation, a Delaware corporation, or any of its subsidiaries with respect to an Employee who was employed by General Foods Corporation or any of its subsidiaries on November 1, 1985; and

                      (6) all periods of service with Kraft, Inc., a Delaware Corporation, or any of its subsidiaries with respect to an Employee who was employed by Kraft, Inc. or any of its subsidiaries on October 30, 1988.

        A Part-Time Employee shall be credited with a year of Accredited Service for each twelve (12) month period commencing on the Employee's date of employment with any member of the Controlled Group and ending on the anniversary date thereof during which he completes one thousand (1,000) Hours of Service.

              (c) "ADMINISTRATOR" means the Senior Vice President, Human Resources and Administration of the Company (or his delegatee) designated by the Committee to carry out certain responsibilities in connection with the administration of the Plan.

              (d) "ALTERNATE PAYEE" means the Spouse, former Spouse, child or other dependent of a Participant who is recognized pursuant to a Qualified Domestic Relations Order to be eligible to receive all or a portion of the Participant's Accounts and Loan Account under the Plan; provided, however, that only an Alternate Payee who is the Participant's Spouse or former Spouse may direct to have all or any portion of an Eligible Rollover Distribution paid to an Eligible Retirement Plan pursuant to Article VI, 2(a)(iii) hereof.

              (e)     "BENEFICIARY" means (1) the Spouse of the Participant, or
(2) the person or persons (including the estate of the Participant) designated by the Participant to receive distribution of all or a portion of the Current Value of his Accounts in the event of death and (i) his Spouse consents, in writing before a notary public or an authorized representative of the Administrator, to such designation, or (ii) the Administrator has determined that the consent of the Participant's Spouse need not be obtained (A) because the Spouse cannot be located, or (B) as a result of such other circumstances as the Secretary of the Treasury may prescribe by regulations.

              (f)     "BOARD" means the Board of Directors of the Company.

              (g)     "CASH OR DEFERRED ARRANGEMENT" means (1) the provisions of
Article IV, 1 of the Plan permitting each Participant to make Salary Reduction Contributions and (2) those provisions of any other plan qualified under Section 401(a) of the Code maintained by a member of the Controlled Group which permit an individual to make Elective Contributions.

              (h) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

              (i) "COMMITTEE" means the Corporate Employee Benefit Committee of the Company charged with the administration of the Plan as from time to time constituted, which Committee shall be the Plan administrator and the named fiduciary with respect to such administrative duties within the meaning of ERISA.

              (j) "COMMON STOCK" means the common stock, $1 par value, of the Company.

              (k)     "COMPANY" means Philip Morris Companies Inc.

              (l) "COMPANY ACCOUNT" means the account maintained by the Trustee reflecting the Participant's share of the Fund resulting from the Contribution, and for Plan Years on and after January 1, 1994, the Operating Company Contribution.

              (m) "COMPENSATION" means an Employee's base salary or wage, including compensation for overtime, received by him in cash during each calendar year while an Employee of a Participating Company and Salary Reduction Contributions made by a Participating Company on behalf of the Employee pursuant to Article IV, 1(a) of the Plan and salary reduction contributions to a cafeteria plan (as defined in Section 125 of the Code), except that it shall in no event include cash bonuses, cost-of-living or other allowances, the Operating Company Contribution by a Participating Company under Article II of the Plan or contributions to any retirement, disability or survivor benefit plan of a Participating Company or awards under any incentive compensation plan of a Participating Company or any other member of the Controlled Group. For Plan Years beginning on and after January 1, 1989, Compensation in excess of $200,000 (as increased as of January 1 of each calendar year beginning after December 31, 1989 and applicable to the Plan Year coinciding with such year to reflect increases in the cost-of-living in accordance with regulations prescribed by the Secretary of the Treasury) shall not be taken into account under the Plan; provided, however, that the Compensation of an Employee who is a five percent (5%) owner (as defined in Section 416(i)(1) of the Code) or one of the ten (10) Highly Compensated Employees paid the greatest amount of compensation (as defined in Section 414(q)(7) of the Code) from the Controlled Group during a Plan Year shall be aggregated with the Compensation of an Employee who is the Highly Compensated Employee's Spouse or lineal descendent under the age of nineteen (19) years (determined as of the close of the Plan Year) for the purpose of determining the amount of the Operating Company Contribution allocable to the Highly Compensated Employee and the amount of his Salary Reduction Contributions. For purposes of Article III hereof, an Employee who transfers from a Participating Company of a Participating Group to a Participating Company of another Participating Group shall be deemed to have received Compensation for the calendar year of the transfer from the Participating Company by whom he is employed on the last day of the calendar year.

              (n) "CONSOLIDATED EARNINGS" means the amount reported as earnings before income taxes and cumulative effect of accounting changes in the Company's consolidated statements of earnings included in its audited consolidated financial statements, before deduction of the Operating Company Contribution, of the operating company contribution to the PM Incorporated Plan and to the Craft Plan and of allocations to or contributions under incentive compensation plans.

              (o) "CONTRIBUTION" shall have the meaning as set forth in the Plan, as amended and in effect on December 31, 1993.

              (p) "CONTROLLED GROUP" means a controlled group of corporations within the meaning of Section 414(b) of the Code, where the Company is the common parent corporation and owns directly or indirectly, stock, possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote of the other corporations and at least eighty percent (80%) of the total number of shares of all other classes of stock of such other corporations, provided that for purposes of Article XVII, Controlled Group shall mean as defined aforesaid, but the phrase, fifty percent (50%), shall be substituted for the phrase, eighty percent (80%), in each place where it appears aforesaid. For purposes of determining Accredited Service for Full-Time Employees, Controlled Group shall include any corporation, whether domestic or foreign, where the Company is the common parent and owns, directly or indirectly, stock possessing at least twenty-five percent (25%) of the total combined voting power of all classes of stock entitled to vote of the other corporations and at least twenty-five percent (25%) of the total number of shares of all other classes of stock of such other corporations.

              (q) "CRAFT PLAN" means the Philip Morris Incorporated Deferred Profit-Sharing Plan for Craft Employees, effective as of January 1, 1990 and as amended from time to time.

              (r) "CURRENT VALUE" means the value of each of a Participant's Accounts and Loan Account as of the most recent valuation, determined in accordance with Article V hereof.

              (s) "ELECTIVE CONTRIBUTIONS" means (1) Salary Reduction Contributions and (2) elective deferrals (as defined in Section 402(g)(3) of the Code) to the trust fund under a Cash or Deferred Arrangement described in
Article I(g)(2) hereof.

              (t) "ELIGIBLE RETIREMENT PLAN" means (i) an individual retirement account described in Section 408(a) of the Code, (ii) an individual retirement annuity (other than an endowment contract) described in Section 408(b) of the Code, (iii) an annuity plan described in Section 403(a) of the Code, (iv) a trust forming part of a defined contribution plan (as defined in Section 414(i) of the Code) qualified under Section 401(a) of the Code, provided the terms of such defined contribution plan permit the trustee of the trust to accept a direct transfer of all or any portion of an Eligible Rollover Distribution, and (v) any other trust forming part of a plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

              (u) "ELIGIBLE ROLLOVER CONTRIBUTION" means (i) all or any portion of an Eligible Rollover Distribution from an Eligible Retirement Plan other than the Fund which the Participant elects to have paid directly by the trustee or custodian of the Eligible Retirement Plan to the Fund or which is timely transferred to the Fund in accordance with Section 402(c) of the Code, or
(ii) a payment to the Fund from an individual retirement account or annuity in accordance with the provisions of Section 408(d)(3) of the Code.

              (v) "ELIGIBLE ROLLOVER DISTRIBUTION" means each distribution on and after January 1, 1993 from the Fund or any other Eligible Retirement Plan of all or any portion of the balance to the credit of the Participant, except
(i) that portion of any distribution that is not includible in gross income (determined without regard to Section 402(e)(4) of the Code), (ii) any distribution that is one of a series of substantially equal periodic payments (payable not less frequently than annually) made over a period of ten (10) or more years or for the life of the Participant, the joint life expectancy of the Participant and his beneficiary, or for the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and his beneficiary, (iii) any distribution to the extent required to be made pursuant to Section 401(a)(9) of the Code, and (iv) such other amounts actually distributed to a Participant as may be designated by the Commissioner of Internal Revenue in regulations, revenue rulings, notices and other guidance of general applicability.

              (w) "EMPLOYEE" means any person who receives a regular and stated compensation (other than a retainer) directly from a Participating Company and is either a Full-Time Employee or a Part-Time Employee, and who is not:

                      (1) a member of a collective bargaining agreement unless such agreement specifically provides for such member's inclusion in the Plan; or

                      (2) covered under another profit-sharing plan qualified under Section 401(a) of the Code to which a Participating Company is contributing; or

                      (3) compensated at an hourly rate, except hourly rate employees at the York Engineering facility, and employed in a job position which is not administrative or clerical; or

                      (4) employed by Mission Viejo Company or any of its subsidiaries in a job position with an exempt grade level equivalent to 15 or lower; or

                      (5) employed by Packaged Food & Beverage Co., Inc. in a job position with an exempt grade level equivalent to 11 or lower; or

                      (6) a Highly Compensated Employee who is transferred from a member of the Controlled Group organized outside of the United States to a Participating Company and who is excluded from participation in the Plan at the time of such transfer by the Administrator; or

                      (7) employed by the Philip Morris de Puerto Rico division of Philip Morris Sales Inc.

        A Full-Time Employee means any person in the regular full-time service of a Participating Company. A Part-Time Employee means any person in the part-time service of a Participating Company. An Employee shall cease to be such upon termination of his service for any cause whatsoever; provided, however, that he shall be deemed, for the purposes of this Plan, to be an Employee and continuously employed by a Participating Company during all periods of leave of absence with or without pay, including Service in the Armed Forces of the United States for a period not in excess of sixty (60) months or for such other period as may be prescribed by law.

              (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

              (y) "FIDUCIARY" means the Committee, the Investment Committee, the Management Committee and the Administrator to the extent that such person or body (1) exercises any discretionary authority or control respecting management of the Plan or management or disposition of any part of the Fund, or (2) has discretionary authority or responsibility in the administration of the Plan.

              (z) "FUND" means the trust fund provided for in the Plan and established under the Trust Agreement.

              (aa) "HIGHLY COMPENSATED EMPLOYEE" means an Employee described in Section 414(q) of the Code.

              (ab) "HOUR OF SERVICE" means (1) each hour for which an Employee is paid, or entitled to payment, for the performance of duties for any member of the Controlled Group (such hours to be credited to the period in which the duties were performed), (2) each hour for which an Employee is paid, or entitled to payment, by any member of the Controlled Group on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence (such hours to be credited to the period or periods in which the nonperformance of duties occurs and in accordance with Section 2530.200b-2(b) and (c) of the Department of

Labor Regulations) and (3) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed upon by any member of the Controlled Group (such hours to be credited to the period or periods to which the award pertains). Further, the term Hour of Service shall include periods of time during which the Employee is not entitled to be paid for an authorized leave of absence or for a period not in excess of sixty (60) months, or such other period as may be prescribed by law, during which his absence is due to Service in the Armed Forces of the United States. No Employee shall be credited more than once with Hours of Service with respect to the same actual hours.

              (ac) "INVESTMENT COMMITTEE" means the Corporate Employee Plans Investment Committee of the Company as from time to time constituted, charged with the control and management of the Fund as set forth in Article X hereof, which Investment Committee shall be the named fiduciary with respect to the control and management of the Fund within the meaning of ERISA.

              (ad) "INVESTMENT MANAGER" means (1) a bank (as defined in the Investment Advisers Act of 1940), (2) an insurance company, (3) a registered Investment Adviser under the Investment Advisers Act of 1940, or (4) an in-house investment adviser who may register under the Investment Advisers Act of 1940, appointed by the Investment Committee to manage all or part of the Fund held by the Trustee, provided such appointee acknowledges in writing that it is a fiduciary (as defined in ERISA) with respect to its investment duties under the Plan.

              (ae) "LOAN ACCOUNT" means the account maintained by the Trustee to reflect the principal balance of any outstanding loan or loans extended to the Participant pursuant to Article IX of the Plan.

              (af) "MANAGEMENT COMMITTEE" means the Philip Morris Management Committee for Employee Benefits designated by the Committee to carry out certain responsibilities in connection with the administration of the Plan.

              (ag) "OPERATING COMPANY CONTRIBUTION" shall have the meaning set forth in Article II.

              (ah) "OPERATING PROFIT" means earnings of a Participating Group before cumulative effect of accounting changes, discontinued operations and extraordinary items, interest and other debt expense, income taxes, amortization of goodwill, unallocated corporate expenses, any minority interest, the amount of any deduction used in computing such earnings for the Operating Company Contribution to the Plan and the operating company contributions to the PM Incorporated Plan and the Craft Plan and contributions to any incentive compensation plan. Operating Profit shall be determined by the Company (and verified by the independent public accountants of the Company) in accordance with generally accepted accounting principles applicable to reporting for segments of a business enterprise, and the determination of the Company shall, to the extent permitted by law, be final, binding and conclusive upon all Participating Companies, Participating Groups, Participants (and their Beneficiaries) and all other persons who may at any time have any interest in the Fund.

              (ai) "PARTICIPANT" means an Employee who has completed twenty-four (24) months of Accredited Service and who is not a leased employee (as defined in Section 414(n) of the Code); provided, however, that for purposes of making Participant contributions pursuant to Article IV hereof, a Full-Time Employee shall become a Participant on the January 1 of the calendar year next succeeding the Employee's date of employment and a Part-Time Employee shall become a Participant after he has completed one (1) year of Accredited Service. An Employee or former Participant shall become a Participant in the Plan immediately upon satisfying the above requirements. Every Employee shall cease to be a Participant whenever he ceases to be an Employee; provided, however, that a Participant who (1) transfers to a job position whereby he becomes a participant in the PM Incorporated Plan, the Craft Plan or any other defined contribution plan maintained by a member of the Controlled Group, or (2) retires from the employ of a Participating Company and is eligible for an early or full retirement benefit under a retirement plan of a Participating Company or any other member of the Controlled Group shall be deemed to be a Participant on the last business day of the year in which he so transfers or retires for purposes of Articles II and III of the Plan.

              (aj) "PARTICIPATING COMPANY" means the Company and any other corporation which is a member of the Controlled Group and which, with the approval of the Committee, determines to participate in the Plan and executes such instruments of participation as the Committee deems necessary.

              (ak) "PARTICIPATING GROUP" means Participating Group A, Participating Group B and Participating Group C, each of which shall be comprised of at least one Participating Company. A list of the members of the Controlled Group which comprise Participating Group A, Participating Group B and Participating Group C is set forth in Exhibit A to the Plan as such Exhibit may be amended from time to time.

              (al) "PAYSOP" means the Philip Morris Employee Stock Ownership Plan, as amended and in effect immediately prior to the merger of its assets and liabilities with the assets and liabilities of the Plan.

              (am) "PAYSOP ACCOUNT" means the account maintained by the Trustee reflecting the Participant's share of the Fund resulting from the transfer of his account, if any, under the PAYSOP to the Fund.

              (an) "PERSONAL AFTER-TAX ACCOUNT" means the account maintained by the Trustee reflecting a Participant's share of the Fund resulting from making voluntary contributions (other than Salary Reduction Contributions) pursuant to Article IV, 2 hereof.

              (ao) "PERSONAL BEFORE-TAX ACCOUNT" means the account maintained by the Trustee reflecting a Participant's share of the Fund resulting from making Salary Reduction Contributions pursuant to Article IV, 1 hereof.

              (ap) "PLAN" means the Philip Morris Deferred Profit-Sharing Plan, effective as of January 1, 1956 and as amended from time to time.

              (aq) "PLAN YEAR" means a calendar year or such other period as the Management Committee, with the approval of the Committee, may from time to time determine.

              (ar) "PM INCORPORATED PLAN" means the Philip Morris Incorporated Deferred Profit-Sharing Plan, as amended from time to time.

              (as) "QUALIFIED DOMESTIC RELATIONS ORDER" means any judgment, decree or order (including approval of a property settlement agreement) pursuant to a State domestic relations law (including a community property law) which (1) relates to the provision of child support, alimony payments or marital property rights to an Alternate Payee, (2) creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the Accounts and Loan Account of a Participant under the Plan and (3) specifies: (i) the name and last known mailing address of the Participant and each Alternate Payee; (ii) the portion of the Participant's Accounts and Loan Account to be distributed to each Alternate Payee, or the manner in which such portion is to be determined; (iii) the period and frequency distribution of the Accounts and Loan Account is to be made; and (iv) each plan qualified under Section 401(a) of the Code maintained by the Controlled Group to which it applies; provided such Qualified Domestic Relations Order does not require: (1) distribution of the Participant's Accounts and Loan Account to be made under the Plan at a date or in a form not authorized by Article VI hereof (other than a distribution to an Alternate Payee made or commencing to be made pursuant to Article VI on or after the date the Participant attains or would have attained the age of fifty-five (55) years and computed on the basis of the Current Value of his Accounts and his Loan Account as of the date the Qualified Domestic Relations Order provides distribution is to commence); (2) distribution to be made to the Alternate Payee in an amount which is greater than the Current Value of the Participant's Accounts and Loan Account; and (3) distribution to be made to an Alternate Payee which is required to be made to another Alternate Payee pursuant to another judgment, decree or order previously determined to be a Qualified Domestic Relations Order.

              (at) "REQUIRED BENEFIT COMMENCEMENT DATE" means (1) in the case of a Participant or former Participant who attained or attains the age of seventy and one-half (70 1/2) years on and after January 1, 1988, April 1 of the calendar year next succeeding the calendar year in which the Participant or former Participant attained or attains the age of seventy and one-half (70 1/2) years and (2) in the case of a Participant or former Participant who attained the age of seventy and one-half (70 1/2) years before January 1, 1988 and who is not a five percent (5%) owner (as defined in Section 416(i) of the Code), April 1 of the calendar year next succeeding the later of (i) the calendar year in which the Participant or former Participant attained the age of seventy and one-half (70 1/2) years, or (ii) the calendar year in which the Participant or former Participant retires.

              (au) "ROLLOVER ACCOUNT" means the account maintained by the Trustee reflecting a Participant's share of the Fund resulting from the making of an Eligible Rollover Contribution pursuant to Article IV, 4 hereof.

              (av) "SALARY REDUCTION CONTRIBUTION" means a contribution by a Participating Company to the Fund on behalf of a Participant who has elected to reduce his Compensation (or to forego an increase in his Compensation) and which is subject to a cash or deferred election (as defined in Treasury Regulation
Section 1.401(k)-1(a)(3)) pursuant to the Cash or Deferred Arrangement set forth in Article IV, 1 hereof.

              (aw) "SERVICE IN THE ARMED FORCES OF THE UNITED STATES" means service in the Armed Forces of the United States during any war or state of emergency in which the United States is engaged, or in the Armed Forces of the United States while any form of law requiring compulsory military service shall be in effect and when such law shall be applicable to an Employee, or during a period of voluntary enlistment, or service in a reserve component of the Armed Forces of the United States during periods in which the Employee is voluntarily or involuntarily on active service, provided that the Employee shall have directly entered into such Armed Forces and shall not have reenlisted after the date of first entering, and shall have made application for employment within ninety (90) days after discharge or release from such Armed Forces or within such other time as his re-employment rights are guaranteed by law.

              (ax) "SPOUSE" means (1) in the case of a deceased Participant or deceased former Participant, the widow or widower of such deceased Participant or deceased former Participant and who was married to such deceased Participant or deceased former Participant (determined in accordance with applicable state law) on the date of his death; provided, however, that a former Spouse shall be deemed to be the Spouse of such deceased Participant or deceased former Participant to the extent provided in a Qualified Domestic Relations Order and (2) for the purpose of Article IX, 3(b) hereof, the person who is married to the Participant on the date such Participant makes application for a loan.

              (ay) "TRUST AGREEMENT" means the trust agreement entered into by the Company or the Investment Committee and a Trustee under the Plan.

              (az) "TRUSTEE" means a trustee for the time being under a trust agreement.

              (ba) "VALUATION DATE" means the end of each calendar month and such other times as the Management Committee may direct.

                                   ARTICLE II

                        OPERATING COMPANY CONTRIBUTIONS
                        -------------------------------


        1. Each Participating Group shall make available for the purposes of the Plan after the end of each Plan Year and before the time prescribed by law for filing the Federal income tax return of the Company for each year, including any extension thereof, an amount, hereinafter called the "Operating Company Contribution".

        2. (a) Subject to the provisions of Sections 3, 4, 5 and 6 hereof, the Operating Company Contribution on behalf of Participating Group A shall equal the lesser of:

                      (i) the sum remaining after deducting from three percent
              (3%) of Operating Profit of Participating Group A for the calendar year the amount of the operating company contribution (as defined in the PM Incorporated Plan and the Craft Plan) to the PM Incorporated Plan and the Craft Plan; and

                      (ii) fifteen percent (15%) of the aggregate Compensation
              for such year of the Participants of Participating Group A among whom the Operating Company Contribution is to be allocated pursuant to Article III hereof.

        For purposes of this Section 2(a), (A) the amount of the operating company contribution (as so defined) to the PM Incorporated Plan shall equal three percent (3%) of Operating Profit times a fraction, the numerator of which is the compensation (as defined in the PM Incorporated
     Plan) of participants in the PM Incorporated Plan and the denominator of which is the sum of the numerator herein, plus the compensation (as defined in the Craft Plan) of participants in the Craft Plan, and the Compensation of Participants who were such on the last business day of the Plan Year; and (B) the amount of the operating company contribution (as so defined) to the Craft Plan shall equal three percent (3%) of Operating Profit times a fraction, the numerator of which is the compensation (as defined in the Craft Plan) of participants in the Craft Plan and the denominator of which is the sum of the numerator herein, plus the compensation (as defined in the PM Incorporated Plan) of participants in the PM Incorporated Plan, and the Compensation of Participants who were such on the last business day of the Plan Year.

              (b) Subject to the provisions of Sections 3, 4, 5 and 6 hereof, the Operating Company Contribution on behalf of Participating Group B shall equal the lesser of:

                      (i) three percent (3%) of Operating Profit of Participating Group B for the calendar year; and

                      (ii) fifteen percent (15%) of the aggregate Compensation for such year of the Participants of Participating Group B among whom the Operating Company Contribution is to be allocated pursuant to Article III hereof.

              (c) Subject to the provisions of Sections 3, 4, 5 and 6 hereof, the Operating Company Contribution on behalf of Participating Group C shall equal the greater of

                      (i) the percentage of Compensation made to the Plan on behalf of the Participants of Participating Group A among whom the Operating Company Contribution is to be allocated pursuant to
              Article III hereof, determined under Section 2(a); or

                      (ii) the percentage of Compensation made on behalf of the Participants of Participating Group B among whom the Operating Company Contribution is to be allocated pursuant to Article III hereof, determined under Section 2(b).

        3.    (a)     In no event shall the sum of the aggregate Operating
Company Contributions and the operating company contributions to the PM Incorporated Plan and the Craft Plan for any calendar year exceed three percent (3%) of Consolidated Earnings for such year. In the event that the sum of the aggregate Operating Company Contributions and operating company contributions to the PM Incorporated Plan and Craft Plan exceed three percent (3%) of Consolidated Earnings, each Operating Company Contribution to the Plan and the operating company contributions to the PM Incorporated Plan and the Craft Plan for such calendar year shall be reduced, pro rata, so that this limitation is not exceeded.

              (b) A Participating Group may make the Operating Company Contribution computed under Section 2 hereof notwithstanding that one or more Participating Companies which are a part of such Participating Group have insufficient or no current or accumulated profits from which to make its share of the Operating Company Contribution.

        4. The amount of any Operating Company Contribution for each Plan Year shall be reduced by the amount by which an allocation of such Operating Company Contribution to any Participant would exceed the limitations described in Article XVII.

        5. Each Operating Company Contribution shall be contributed to the Fund by the Company on behalf of each Participating Group prior to the time prescribed by law for filing the Federal income tax return of the Company.

        6.    (a)     Each Operating Company Contribution for each Plan Year
shall be reduced to the extent that it is not deductible by a Participating Company pursuant to Sections 404(j) and 404(l) of the Code.

             (b) The making of any Operating Company Contribution or Salary Reduction Contribution to the Fund is conditioned upon its deductibility under
Section 404 of the Code. If the deduction of any Operating Company Contribution or Salary Reduction Contribution is disallowed, in whole or in part, solely under Section 404 of the Code, then to the extent such amount is not deductible, the Salary Reduction Contribution shall first be returned to the affected Participants and the Operating Company Contribution shall next be returned to the affected Participating Company in each instance within twelve (12) months after the deduction is disallowed.

                                  ARTICLE III

                ALLOCATION OF THE OPERATING COMPANY CONTRIBUTION
                ------------------------------------------------



        1. The Operating Company Contribution of each Participating Group for a Plan Year shall be allocated, promptly after the amount thereof has been determined, among those who were Employees of a Participating Company of the Participating Group and Participants on the last business day of such year in the proportion which the Compensation for such year of such Participant bears to the aggregate Compensation for such year of all such Participants of all such Participating Companies of the Participating Group; provided, however, that in no event shall the amount of the Operating Company Contribution allocated to a Participant exceed the limitations described in Article XVII hereof. The Administrator shall determine the names of such Participants and the amount of the Operating Company Contribution to be allocated to each Participant's Company Account.

        2. The Administrator shall notify each Participating Company of a Participating Group and the Trustee as to the amount to be credited to each Participant's Company Account under Section 1 above.

                                   ARTICLE IV

                           PARTICIPANT CONTRIBUTIONS
                           -------------------------


        1.    (a)     Salary Reduction Contributions. Each Participant may elect
                      ------------------------------
to make Salary Reduction Contributions; provided, however, that a Participant may not make Salary Reduction Contributions for the twelve (12) month period following receipt of a hardship withdrawal from Salary Reduction Contributions pursuant to Article VII, 3 hereof or from Elective Contributions pursuant to a Cash or Deferred Arrangement described in Article I (g)(2) hereof. The total amount of Salary Reduction Contributions on behalf of any Participant for any Plan Year shall not exceed a percentage of the Participant's Compensation for such Plan Year as determined by the Administrator, but in no event shall the aggregate amount of Elective Contributions for a Participant's taxable year commencing on and after January 1, 1987 exceed $7,000 (as adjusted annually for Plan Years on and after January 1, 1988 to reflect future increases in the cost-of-living in the same manner as the dollar limitation of Section 415(b)(1)(A) of the Code is adjusted); provided, however, that the total amount of Salary Reduction Contributions and other Elective Contributions for the Participant's taxable year immediately succeeding the year he received a hardship withdrawal pursuant to Article VII, 3 hereof from his Personal Before-Tax Account or from Elective Contributions pursuant to a Cash or Deferred Arrangement described in
Article I(g)(2) hereof shall not exceed $7,000 (as so adjusted), less the amount of his Salary Reduction Contributions and Elective Contributions made on behalf of the Participant for the taxable year of the hardship withdrawal.

              (b) The election to make Salary Reduction Contributions shall be exercisable only on forms provided by the Management Committee. An election by a Participant to make Salary Reduction Contributions may be revoked or modified by a Participant in accordance with rules established by the Committee and on forms provided by the Management Committee.

              (c) Salary Reduction Contributions on behalf of any Highly Compensated Employee shall not be in an amount which causes the Plan to fail to satisfy the provisions of Section 401(k)(3) of the Code and Treasury Regulation
Section 1.401(k)-1(b)(2). If Salary Reduction Contributions on behalf of any Highly Compensated Employee are in excess of these limits, the Administrator shall (1) recharacterize such excess Salary Reduction Contributions as voluntary contributions under Section 2 hereof no later than March 15 of the calendar year next succeeding the Plan Year for which the Salary Reduction Contributions were made, or (2) cause the Trustee to distribute the entire amount of such excess (and any income allocable thereto) to the affected Highly Compensated Employee after the close of the Plan Year for which such Salary Reduction Contributions were made, but no later than twelve (12) months following the close of such Plan Year.

              (d) If Salary Reduction Contributions, together with Elective Contributions to a Cash or Deferred Arrangement described in Article I(g)(2) hereof, made by the Participating Company or any other member of the Controlled Group on behalf of the Participant exceed $7,000 (as so adjusted) for the Participant's taxable year, the Administrator shall cause the Trustee to distribute to the affected Participant the amount of such excess (including allocable earnings) contributed to the Fund on or before April 15 of the calendar year following the close of the Plan Year for which the excess Salary Reduction Contributions were made.

              (e) Salary Reduction Contributions with respect to any Plan Year may only be made with respect to Compensation which has not been received by the Participant nor otherwise currently available to the Participant and may be made solely by means of periodic payroll deductions.

              (f) Salary Reduction Contributions so deducted by a Participating Company shall be paid to the Trustee promptly after the next Valuation Date and before the succeeding Valuation Date.

        2.    (a)     Other Voluntary Contributions.  Each Participant during
                      -----------------------------
any Plan Year may make voluntary contributions to the Fund; provided, however, that a Participant may not make voluntary contributions for the twelve (12) month period following receipt of a hardship withdrawal from his Personal Before-Tax Account pursuant to Article VII, 3 hereof or from Elective Contributions pursuant to a Cash or Deferred Arrangement described in Article I(g)(2) hereof. The total contributions by any Participant under this Section 2 during any Plan Year shall not exceed the lesser of (1) the aggregate amount of voluntary contributions the Participant could have made to the Fund for all Plan Years during which he was a Participant in the Plan after January 1, 1971, less the aggregate of all of the Participant's voluntary contributions previously made to the Plan after such date, or (2) such amount as approved by the Administrator.

              (b) Voluntary contributions to the Fund made by a Participant who is a Highly Compensated Employee, together with any Salary Reduction Contributions recharacterized by the Administrator as voluntary contributions no later than March 15 of the calendar year immediately succeeding the Plan Year for which the Salary Reduction Contributions were made, shall not be in an amount which causes the Plan to fail to satisfy the provisions of Section 401(m) of the Code and Treasury Regulation Section 1.401(m)-1(b)(1).

              (c) If voluntary contributions made by a Participant who is a Highly Compensated Employee, together with any Salary Reduction Contributions made on his behalf and recharacterized as voluntary contributions pursuant to
Section 1(c) hereof, exceed the limitations of Section 401(m) of the Code and Treasury Regulation Section 1.401(m)-1(b)(1), the Administrator shall cause the Trustee to distribute to the affected Participant the amount of such excess (including allocable earnings) no later than twelve (12) months following the end of the Plan Year for which the excess voluntary contributions were made (or recharacterized as such).

              (d) Voluntary contributions with respect to a current Plan Year may be made by means of periodic payroll deductions or by lump-sum payments to a Participating Company. A Participant shall not make more than one lump-sum payment in any calendar month.

              (e) Voluntary contributions with respect to a prior Plan Year may be made by means of a lump-sum payment to a Participating Company. A Participant shall not make more than one lump-sum payment in any Plan Year. Such lump-sum payments shall be made on a date or dates prescribed by the Administrator and in accordance with rules established by the Committee and on forms provided by the Management Committee.

              (f) Voluntary contributions so deducted or received by a Participating Company shall be paid to the Trustee promptly after the next Valuation Date and before the succeeding Valuation Date.

        3.    In addition to the contribution limitations referred to in this
Article IV, a Participant's aggregate Salary Reduction Contributions and voluntary after-tax contributions shall not exceed a percentage of the Participant's Compensation as determined by the Committee.

        4.    (a)     Eligible Rollover Contributions. The Administrator may, in
                      -------------------------------
accordance with nondiscriminatory rules established by the Committee, permit a Participant to make one or more Eligible Rollover Contributions to the Fund. Before an Eligible Rollover Contribution described in Article I(u)(ii) is accepted, the Administrator may require, at the Participant's expense, an opinion of a qualified tax advisor that the contribution constitutes an Eligible Rollover Contribution described in Section 408(d)(3) of the Code. Any Eligible Rollover Contribution accepted by the Administrator shall not be considered in determining the maximum amount a Participant can contribute under Sections 2 or 3 of this Article IV, or the maximum annual additions under Article XVII of the Plan. Eligible Rollover Contributions shall be made in cash only and shall be invested as part of the Fund.

              (b) Eligible Rollover Contributions received by a Participating Company shall be paid to the Trustee promptly after the next Valuation Date and before the succeeding Valuation Date.

                                   ARTICLE V

                                   VALUATION
                                   ---------


        1. The Trustee shall maintain a Company Account for each Participant, a Personal Before-Tax Account for each Participant who makes Salary Reduction Contributions, a Personal After-Tax Account for each Participant who makes voluntary contributions to the Fund, a Rollover Account for each Participant who has made a rollover contribution to the Fund prior to January 1, 1993 or an Eligible Rollover Contribution on or after January 1, 1993, a Paysop Account for each Participant whose account balance in the PAYSOP was transferred from the PAYSOP and a Loan Account for each Participant who obtains a loan pursuant to
Article IX of the Plan. A Participant shall at all times have a nonforfeitable interest in his Accounts and his Loan Account.

        2. (a) As of each Valuation Date, the Trustee shall determine the current market value of the Fund (exclusive of contributions not yet received by it) and shall determine the value of each Participant's share in the Fund with respect to his Accounts and Loan Account on the basis of proportionate shares in the Fund on such date.

              (b) The value of each Participant's Company Account as determined in the last valuation, plus the amount of the Contribution (Operating Company Contribution for Plan Years beginning on and after January 1, 1994) for the preceding year thereafter to be credited to him and the amount of principal of any outstanding loans transferred from the Participant's Loan Account to his Company Account, less the withdrawals and distributions thereafter made to him and the amount transferred to his Loan Account, and as adjusted for any earnings and/or losses thereon attributable to his Company Account shall constitute the Current Value of his Company Account until the next Valuation Date and shall be used in determining the proportionate share of such Company Account in the Fund in the next Valuation Date. Effective as of December 31, 1988, a Participant's Company Account shall be divided equally into a Sub-account A and a Sub-account
B. The amount of the Contribution for any Plan Year after 1988 and before 1994 and the amount of any Operating Company Contribution for Plan Years on and after January 1, 1994 shall be credited to Sub-account A of such Participant.

              (c) The value of each Participant's Personal Before-Tax Account as determined in the last valuation, plus the amount of his Salary Reduction Contributions thereafter received by the Trustee and the amount of principal of any outstanding loans transferred from the Participant's Loan Account to his Personal Before-Tax Account, less the withdrawals and distributions thereafter made to him and the amount transferred to his Loan Account, and as adjusted for any earnings and/or losses thereon attributable to his Personal Before-Tax Account shall constitute the Current Value of his Personal Before-Tax Account until the next Valuation Date and shall be used in determining the proportionate share of such Personal Before-Tax Account in the Fund in the next Valuation Date.

              (d) The value of each Participant's Personal After-Tax Account as determined in the last valuation, plus the amount of his voluntary contributions thereafter received by the Trustee and the amount of principal of any outstanding loans transferred from the Participant's Loan Account to his Personal After-Tax Account, less the withdrawals and distributions thereafter made to him and the amount transferred to his Loan Account, and as adjusted for any earnings and/or losses thereon attributable to his Personal After-Tax Account shall constitute the Current Value of his Personal After-Tax Account until the next Valuation Date and shall be used in determining the proportionate share of such Personal After-Tax Account in the Fund in the next Valuation Date.

              (e) The value of each Participant's Rollover Account as determined in the last valuation, plus the amount of any Eligible Rollover Contribution attributable to the Participant thereafter received by the Trustee and the amount of principal of any outstanding loans transferred from the Participant's Loan Account to his Rollover Account, less the withdrawals and distributions thereafter made to him and the amount transferred to his Loan Account, and as adjusted for any earnings and/or losses thereon attributable to his Rollover Account shall constitute the Current Value of his Rollover Account until the next Valuation Date and shall be used in determining the proportionate share of such Rollover Account in the Fund in the next Valuation Date.

              (f) The value of each Participant's Paysop Account as determined in the last valuation, plus the amount of principal of any outstanding loans transferred from the Participant's Loan Account to his Paysop Account, less the withdrawals and distributions thereafter made to him and the amount transferred to his Loan Account, and as adjusted for any earnings and/or losses thereon attributable to his Paysop Account shall constitute the Current Value of his Paysop Account until the next Valuation Date and shall be used in determining the proportionate share of such Paysop Account in the Fund in the next Valuation Date.

              (g) The value of each Participant's Loan Account as determined in the last valuation, plus the principal balance of any outstanding loans thereafter extended to the Participant pursuant to Article IX, less any payments of principal thereafter made by the Participant shall constitute the Current Value of his Loan Account until the next Valuation Date.

        3. Notwithstanding anything to the contrary contained in the Plan, if a Participant transfers to a job position whereby he becomes a participant in the PM Incorporated Plan or the Craft Plan, the value of such Participant's Accounts and Loan Account shall be transferred to the trustee of the PM Incorporated Plan or Craft Plan, promptly after the Valuation Date following the effective date of the Participant's transfer.

        4.    Solely for purposes of this Article, Article VI, Article VII,
Article VIII and Article IX, a Participant shall include (a) an Employee whose account balance in the PAYSOP is transferred from the PAYSOP to the Plan but who is not otherwise eligible to become a Participant in the Plan and (b) a former Participant who has not received a distribution of his Accounts under the Plan.

                                   ARTICLE VI

                                  DISTRIBUTION
                                  ------------


        1.    Subject to the provisions of Section 2 of this Article VI and
Article VII hereof, distribution shall be made only in the event that a person ceases to be a Participant. Except as hereinafter provided in this Article VI, when a person ceases to be a Participant he thereafter shall have no right or interest under the Plan other than his right to receive the Current Value of his Accounts, less the Current Value of his Loan Account, as of the date he ceases to be a Participant.

        2.    (a)     Subject to the provisions of Article VII, a Participant
shall have the following rights with respect to elections filed on and after January 1, 1987 regarding the distribution of his Accounts, less the Current Value of his Loan Account; provided, however, that in no event shall the Accounts of a Participant be distributed or commence to be distributed later than the Participant's Required Benefit Commencement Date:

                      (i)     To have distribution thereof commence:

                              (A)   at such time as he ceases to be a
                              Participant; or

                              (B) at any time within five (5) years after he ceases to be a Participant, but in no event later than April 1 of the calendar year next succeeding the calendar year in which he attains age seventy and one-half (70 1/2); or

                              (C)   at age fifty-nine and one-half (59 1/2); or

                              (D)   at age sixty-five (65); or

                              (E)   at April 1 of the calendar year next
                              succeeding the calendar year in which he attains age seventy and one-half (70 1/2).

                      (ii)    To have distribution thereof made in:

                              (A) a single payment and in the event of his death prior to the receipt of such single payment, such payment shall be made to his Beneficiary:

                                    (y)   in one payment within one (1) year of
                                    the date of death of the Participant; or

                                    (z)   if the Beneficiary is the
                                    Participant's Spouse, in a single payment on the date the Participant's distribution was to be made; or

                              (B)   quarter annual, semi-annual or annual
                              installments over a period not exceeding the life expectancy of the Participant or the joint life expectancies of the Participant and his Beneficiary and in the event of his death prior to the receipt of all such installments, the balance remaining unpaid shall, subject to subsection (c) hereof, be payable to his Beneficiary:

                                    (y)   in like installments for the remainder
                                    of the period; or

                                    (z)   in one payment.

                      (iii) To have all or a portion of an Eligible Rollover Distribution paid directly to the trustee or custodian of an Eligible Retirement Plan described in clauses (i), (ii), (iii) or
              (iv) of Article I(t) hereof designated by the Participant and in the event of his death prior to the payment of a single sum payment or all installments, the single sum payment or remaining installments shall be payable to an Eligible Retirement Plan described in clauses (i) or (ii) of Article I(t) hereof at the election of the Participant's Beneficiary if such Beneficiary is the Participant's Spouse.

              (b)     (i)     A Participant who retires on an early retirement
              allowance under the Philip Morris Salaried Employees' Retirement Plan or any other defined benefit plan maintained by a member of the Controlled Group after attaining the age of fifty-five (55) years shall be deemed to have ceased to be a Participant on account of his early retirement under the provisions of this Plan.

                      (ii) A distribution of the Accounts to a Participant who is eligible for benefits under the Philip Morris Long-Term Disability Plan or other long-term disability plan of a member of the Controlled Group shall be deemed to be attributable to the Participant's disability.

              (c) If a Participant files a valid election with the Administrator to have distribution made pursuant to subsection (a)(ii)(B) of this Section 2 and the Participant dies before distribution of the Current Value of his Accounts has been made or completed, distribution shall be made or commence to be made: (i) in the case of a Beneficiary who is not the Participant's Spouse, not later than one (1) year after the Participant's date of death (or such later date as the Secretary of the Treasury may by regulations prescribe) or (ii) in the case of a Beneficiary who is the Participant's Spouse, not later than (A) one (1) year after the Participant's death, or (B) on the date the Participant's benefits were scheduled to commence with distribution to be made as elected by the Participant, but in no event over a period extending beyond the life expectancy of the Beneficiary and provided, further, that if the Participant's Beneficiary who is his Spouse should die before distribution commences, distribution shall commence within one
(1) year after the Spouse's date of death (or such later date as the Secretary of the Treasury may by regulation prescribe).

              (d) For the purpose of determining the period over which distribution may be made pursuant to subsections (a)(ii)(B) and (c) above to a Participant and his Beneficiary who is his Spouse, life expectancy of the Participant and his Spouse shall be redetermined annually based on the ages of the Participant and such Beneficiary on the anniversary date payments are scheduled to commence.

              (e)     (i)     If a Participant fails to file a valid election
              with the Administrator and the Current Value of his Accounts and his Loan Account as of the Valuation Date coincident with or next preceding the date he ceases to be a Participant is less than $3,500, distribution shall be made in one or more payments during the calendar year in which he ceases to be a Participant or in one or more payments during the next succeeding calendar year as the Administrator, in his sole discretion, may determine. In the case of death before complete distribution has been made, such distribution or remainder thereof, as the case may be, shall be made to his Beneficiary or, if none, to his legal representative, in a single cash payment to be made within one (1) year after the death of the former Participant.

                      (ii) If the Current Value of the Accounts and Loan Account of a Participant who fails to file a valid election with the Administrator is not less than $3,500, distribution shall be made in one payment as of the Valuation Date coincident with or next preceding the date the Participant attains age sixty-five
              (65). In the case of death before distribution has been made, such distribution shall be made to his Beneficiary or, if none, to his legal representative, in a single cash payment to be made within one (1) year after the death of the former Participant. A former Participant may elect to have distribution made or commence to be made earlier than as of the Valuation Date coincident with or next preceding the date he attains age sixty-five (65).

              (f)     (i)     Any election filed pursuant to this Section 2 must
              be filed with the Administrator (i) no later than sixty (60) days after the date a Participant ceases to be such, and (ii) in accordance with such rules established by the Committee and on forms provided by the Management Committee.

                      (ii) A Participant or former Participant may revoke or modify an election to have distribution commence pursuant to
              Section 2(a)(i)(B), (C), (D) or (E) hereof and elect, in accordance with such rules of the Committee as shall be in force to the time of election, to have distribution made or commence to be made pursuant to the provisions of Section 2(a)(ii)(A) or (B) hereof within sixty (60) days of the filing of such revocation or modification. A revocation or modification of a previous election pursuant to the provisions of the preceding sentence shall be effective only with respect to distributions scheduled to be made more than sixty (60) days after the filing of such revocation or modification with the Administrator.

        3.    (a)     A Participant (or his Beneficiary who is his Spouse) must
affirmatively make an election under Section 2(a)(iii) hereof in order for an Eligible Rollover Distribution to be paid directly to an Eligible Retirement Plan.

              (b) A Participant (or his Beneficiary who is his Spouse) may revoke any election with respect to whether a distribution is to be paid to an Eligible Retirement Plan and any such change shall be effective with respect to all subsequent payments until a new election is filed.

        4. Notwithstanding the provisions of Section 2 hereof, any Participant or former Participant may at any time and from time to time in accordance with rules established by the Committee and on forms provided by the Management Committee designate the Beneficiary to whom distribution shall be made in the event of his death.

        5. After a Participant ceases to be such, his Accounts shall remain in the Fund until distributed in accordance with Section 2 hereof. After a Participant ceases to be such, no Participating Company shall allocate any portion of the Contribution (Operating Company Contribution for Plan Years beginning on and after January 1, 1994) to his Company Account or make Salary Reduction Contributions to his Personal Before-Tax Account, and the Participant shall make no contributions to his Personal After-Tax Account or his Rollover Account. The amount of each payment to be made to the former Participant shall be determined by dividing the value (determined in accordance with Article V), as of the most recent Valuation Date preceding each payment, of the Participant's share in the Fund with respect to his Accounts by the remaining number of payments to be made, including the payment which is then being made.

        6. The Administrator shall have full discretion to accelerate the payment of any unpaid installments.

        7.    (a)     Any distribution may be made in kind or in cash or partly
in kind and partly in cash, according to the determination of the Administrator, except that if any portion of a Participant's Accounts are invested in Part D of the Fund (as defined in Article VIII, 2(a)) and such Accounts are to be distributed as a result of ceasing to be a Participant in the Plan or a withdrawal authorized pursuant to Article VII, 4 hereof, such Participant may elect to have distribution of such portion made in full shares of Common Stock (with cash in lieu of a fractional share).

              (i) Any distribution of an Eligible Rollover Distribution directly to the trustee or custodian of an Eligible Retirement Plan may be made by any reasonable means determined by the Administrator in his sole and absolute discretion.

        8. For purposes of this Article VI, an Alternate Payee shall have the same rights and obligations as a Participant in the Plan, but only to the extent consistent with the Qualified Domestic Relations Order.

                                  ARTICLE VII

                                  WITHDRAWALS
                                  -----------


        1. A Participant, by written request to the Administrator, shall be entitled to withdraw all or any part of the Current Value of his Personal After-Tax Account. The Administrator may, as a condition for the granting of a loan authorized by Article IX hereof, require that the Participant authorize a withdrawal of all or a portion of the Current Value of his Personal After-Tax Account in an amount sufficient to cure a default on the repayment of such loan.

        2. No more than one withdrawal from his Personal After-Tax Account may be made by a Participant in any Plan Year without the consent of the Administrator.

        3.    (a)     A Participant may apply to the Administrator for a
distribution from his Personal Before-Tax Account on account of hardship, provided, that he satisfies the requirements of Subsections (b) and (c) hereof. Subject to the provisions of Paragraph (f) hereof, a Participant who has been such for no less than twenty-four (24) months may apply to the Administrator for a distribution from his Company Account, his Personal Before-Tax Account, his Rollover Account and his Paysop Account on account of hardship; provided, however, that in no event may a Participant withdraw on account of hardship earnings credited on and after January 1, 1989 to his Personal Before-Tax Account and Sub-account B of his Company Account; and provided, further, that he satisfies the requirements of Subsections (b) and (c) hereof. A distribution is made on account of hardship if such distribution is necessary to alleviate or satisfy an immediate and heavy financial need of the Participant.

              (b) Prior to applying to the Administrator for a distribution on account of hardship, a Participant must obtain all distributions (other than a distribution pursuant to this Section 3) and any loans (including loans pursuant to Article IX hereof) available to him under all plans qualified under
Section 401(a) of the Code maintained by any member of the Controlled Group.

              (c) A distribution shall be made on account of an immediate and heavy financial need if a Participant lacks adequate financial resources to:

                      (i) make payment to prevent the eviction of the Participant from his principal residence or the foreclosure on the mortgage on such residence; or

                      (ii) make payment of the costs directly related to the purchase of a principal residence of such Participant (excluding mortgage payments); or

                      (iii) make payment of expenses for medical care (within the meaning of Section 213(d) of the Code) previously incurred by such Participant, his Spouse, or any dependents of such Participant, or expenses necessary for these persons to obtain medical care (within the meaning of Section 213(d) of the Code); or

                      (iv) make payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for such Participant, his Spouse, children or other dependents; or

                      (v) make repayment of the outstanding balance of a loan obtained from the Plan pursuant to Article IX hereof.

              (d) If the Administrator, in his sole discretion, determines that an immediate and heavy financial need exists or is imminent, it may authorize a distribution from such Participant's Company Account, or Personal Before-Tax Account or Rollover Account, or Paysop Account or a combination thereof.

              (e) The amount of a distribution under this Section 3 to a Participant who has been such for less than twenty-four (24) months shall not exceed the lesser of (i) the amount determined by the Administrator to be necessary to meet the immediate and heavy financial need of the Participant, or
(ii) the Current Value of his Personal Before-Tax Account, less the amount of earnings credited to his Personal Before-Tax Account on and after January 1, 1989.

              (f) The amount of a distribution under this Section 3 to a Participant shall not exceed the amount determined by the Administrator to be necessary to meet the immediate and heavy financial need of the Participant.

              (g) As used in Paragraph (c)(iii) of this Section 3, the term "dependent" shall have the same meaning as in Section 152 of the Code.

              (h) Neither the application nor the distribution of any funds in accordance with this Section 3 shall have the effect of terminating the Participant's participation in the Plan.

              (i) The Administrator may prescribe the use of such forms, conduct such investigation and require making of such representation or warranties as he deems desirable or necessary to carry out the purpose of this
Section 3. (Any misrepresentation or omission of a material fact made by the Participant to the Administrator in connection with an application for a distribution under this Section 3 may be cause for dismissal of employment.)

              (j)     The Administrator shall apply the provisions of this
Section 3 on a uniform and nondiscriminatory basis to all Participants in similar circumstances.

              (k) If a distribution authorized under this Section 3 shall render the Trust under this Plan disqualified for exemption from taxation and disqualify the Plan under the Code, then such distribution may be reduced in amount, if necessary to zero, in order to maintain qualification.

        4.    (a)     Any Participant who has attained the age of fifty-nine and one-half (59 1/2) years may apply to the Administrator for withdrawal of all or a portion of the Current Value of his Personal Before-Tax Account.

              (b) Any Participant who has been such for at least five (5) calendar years and who has attained the age of fifty-nine and one-half (59 1/2) years may apply to the Administrator for withdrawal of the Current Value of his Accounts.

              (c) Neither the application for nor the payment of any withdrawal in accordance with this Section 4 shall have the effect of terminating the Participant's participation in the Plan.

              (d) The Administrator may prescribe the use of such forms and require the making of such representation or warranties as he deems desirable or necessary to carry out the purpose of this Section 4.

        5. Any withdrawal pursuant to the provisions of this Article VII shall be made in a lump sum as soon as is practicable after such withdrawal is authorized by the Administrator. A Participant may elect to have any withdrawal paid directly to the trustee or custodian of the Eligible Retirement Plan designated by the Participant.

        6. Solely for purposes of determining the eligibility of a Participant for a withdrawal pursuant to Sections 3 and 4 of this Article, a Participant whose account balance in the PAYSOP has been transferred from the PAYSOP to the Plan shall be deemed to have been a Participant in the Plan for any period during which he was a participant in the PAYSOP and not a Participant in the Plan.

                                  ARTICLE VIII

                                    THE FUND
                                    --------


        1. The Fund shall be held in trust by the Trustee and shall consist of all amounts, including the Contribution (Operating Company Contribution for Plan Years on and after January 1, 1994) paid into the Fund pursuant to the Plan, investments made therewith, reinvestments thereof, proceeds of such investments and reinvestments and earnings and profits thereon, less payments made by the Trustee from the Fund. It shall be impossible for any part of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants, former Participants and their Beneficiaries. The Trustee shall be vested with the exclusive responsibility, authority and discretion to manage or control Parts A, B and C of the Fund. A Participant shall be the named fiduciary with respect to the full and fractional shares of Common Stock allocated to his Accounts held in Part D of the Fund. The Trustee shall purchase shares of Common Stock invested in Part D pursuant to a non-discretionary purchasing program pursuant to the terms of the Trust Agreement and retain such Common Stock, regardless of market fluctuations and, in the normal course, shall sell such shares of the Common Stock only upon the direction of Participants (or Beneficiaries) or to otherwise meet the administrative and distribution requirements of the Plan.

        2.    (a)     The Trustee shall, in accordance with Participant's
directions as provided in Sections 3 and 4 of this Article VIII, invest and reinvest the principal and income of the Fund and keep the Fund invested in the following Parts:

        Part A
        ------

              a fund invested in direct obligations of the United States Government or agencies thereof, or obligations guaranteed as to the payment of interest and principal by the United States Government or agencies thereof, or in fully-insured bank deposits, as the Trustee in its discretion may select.

        Part B
        ------

              a fund invested primarily in securities comprising the S&P 500 Index or other broad market index as the Investment Committee, in its sole discretion, shall determine and in such proportions in order to replicate the S&P 500 Index or other broad market index.

        Part C
        ------

              a fund invested or deposited with institutions which agree to repay in full amounts transferred to the institutions, plus interest, at a fixed or variable annual rate for a specified period. The repayment obligations are to be provided by the institution through contracts or other agreements between the Trustee and the institution. In the event such investments cannot be made as herein provided, such fund shall be invested in direct obligations of the United States Government or agencies thereof, or in obligations guaranteed as to the payment of principal and interest by the United States Government or agencies thereof, or in fully insured deposits with commercial banks and savings and loan associations, as the Trustee, in its discretion may select. Beginning January 1, 1993, the fund may also be invested in mortgage-backed and asset-backed securities, some of which are guaranteed as to the payment of principal and interest by the United States government or its agencies, corporate bonds and obligations of the United States government and its agencies. A financial institution will agree to protect a designated pool of these investments to the extent the value fluctuates due to a change in interest rates, a change in the credit rating of the securities or on such other events as the Investment Committee may determine.

        Part D
        ------

              a fund invested in Common Stock. Common Stock may be purchased at its then fair market value on the open market or by private purchase.

              (b) The Trustee may, in its sole discretion, keep any portion of Part A, Part B and Part D in certain temporary investments pending the selection and purchase of permanent investments for Part A and Part B and the purchase of permanent investment of Part D and may invest temporary cash balances of Part C in cash or in short term obligations, including a commingled fund of the Trustee.

              (c) All taxes and fees, including brokerage commissions incurred by the Fund and certain costs of administering the Plan and the Fund shall be paid from the Fund to the extent not paid by the Participating Companies. All other expenses of administering the Plan and the investment of Plan assets, including expenses for legal services, are paid by the Participating Companies unless directed by the Investment Committee to be paid from the Fund, but until paid will constitute a charge upon the Fund.

        3. Each Participant shall, on or before such date as shall be fixed by the Administrator, file with his Participating Company an initial direction with respect to the portion of such Participant's Accounts and any future contributions to such Accounts which is to be invested in Part A, Part B, Part C and Part D. In the event a Participant shall not file with his Participating Company, on or before the date fixed by the Administrator, an initial direction, such Participant's Accounts and all future contributions to such Accounts shall be invested (1) in Part B, in the case of any of such Participant's Accounts established before January 1, 1992 and (2) in Part A, in the case of any of such Participant's Accounts established on and after January 1, 1992. Any apportionment of a Participant's investment direction among Part A, Part B, Part C and Part D shall be in integral multiples of ten percent (10%).

        4. Subject to such rules and conditions as the Committee shall prescribe on a uniform, consistent and nondiscriminatory basis, any Participant may file with a Participating Company a modification of such Participant's investment direction as then in effect, which modification shall become effective no later than the first day of the next succeeding month for modifications of investment direction filed after January 8, 1987, with respect to the portion of the Participant's Accounts and any future contributions to such Accounts which is to be invested in Part A, Part B, Part C and Part D, subject in all instances to the apportionment limitation set forth in Section 3 of this Article VIII.

        5. If a Participant dies before distribution is made or completed, his Beneficiary may file with the former Participant's Participating Company a direction with respect to the investment of such former Participant's Accounts pursuant to the provisions of this Article VIII.

        6. For purposes of this Article VIII only, Personal After-Tax Account shall mean a Participant's Personal After-Tax Account and his Rollover Account.

        7. The Administrator and the Committee may prescribe the use of such forms as they deem desirable or necessary to carry out the purpose of Sections 3 and 4, respectively, of this Article VIII.

                                   ARTICLE IX

                             LOANS TO PARTICIPANTS
                             ---------------------


        1. A Participant may, in accordance with nondiscriminatory rules established by the Committee, make application for not more than two (2) loans from his Accounts in an aggregate amount not greater than the lesser of (i) fifty percent (50%) of the Current Value of his Accounts, or (ii) $50,000, reduced by the amount, if any, by which the highest outstanding balance of all loans made to the Participant pursuant to the provisions of this Article IX during the twelve (12) month period immediately preceding the date on which the loan is made, exceeds the outstanding balance on the date the loan is made of all loans made to the Participant pursuant to this Article. A Participant may not have more than two (2) loans outstanding at any time.

        2.    (a)     The application for a loan shall specify the period of
repayment, which period shall not be less than two (2) years nor more than five
(5) years, provided that a Participant may apply for a period of repayment of not more than twenty-five (25) years if the proceeds of the loan are to be used to acquire any dwelling unit which is to be used within a reasonable period of time as the principal residence of the Participant.

              (b) The application for a loan, or the renegotiation, extension, renewal or other revision of an outstanding loan of a Participant who is married on the date he makes application for a loan shall not be approved unless his Spouse consents, in writing before a notary public or a representative of the Administrator, to the use of the Participant's Accounts as security for the loan.

        3. Each loan shall be amortized in level payments over the term of the loan.

        4. Outstanding balances of all loans made to a Participant pursuant to the provisions of this Article IX shall become due upon the Participant's termination of employment and upon such other instances as the Administrator, in his sole and absolute discretion, shall determine.

        5. The Administrator and the Management Committee shall prescribe the use of such forms, require the making of such representations and warranties and adopt such rules, as they deem necessary or desirable to carry out the purpose of this Article IX.

                                   ARTICLE X

                      THE FIDUCIARIES AND THEIR DELEGATEES
                      ------------------------------------


        1. The general administration of the Plan shall be vested in the Committee; provided, however, that the Committee may delegate its authority to the Management Committee and the Administrator to carry out certain responsibilities in the administration of the Plan as set forth in the Plan and in the Trust Agreement.

              (a) The Committee shall be appointed by the Board and shall consist of not less than three (3) nor more than fifteen (15) members (at least one of whom shall be an officer or director of the Company) as the Board may from time to time determine. The Committee may act by a majority of its number then in office, either by vote at a meeting or in writing without a meeting. Any act of the Committee shall be sufficiently evidenced if certified by the Secretary of the Committee, any two (2) members thereof or in accordance with by-laws adopted by the Committee.

              (b) The Management Committee shall be appointed by the Committee and shall consist of not less than three (3) members as the Committee may from time to time determine. The Management Committee may act by a majority of its number then in office, either by vote at a meeting or in writing without a meeting. Any act of the Management Committee shall be sufficiently evidenced if certified by the Secretary of the Management Committee, any two (2) members thereof or in accordance with by-laws adopted by the Management Committee.

              (c) The Committee may appoint a chairman from among its members, and a secretary and such other officers as it may deem advisable, none of whom need be a member. The Management Committee may appoint a chairman from among its members, and a secretary and such other officers as it may deem advisable, none of whom need be a member. The Fiduciaries may employ counsel, agents and such clerical, financial and other services as they deem expedient, and may adopt by-laws governing the transaction of any business. All expenses incurred by the Fiduciaries shall be paid by the Participating Companies. Any Fiduciary (other than an employee of any member of the Controlled Group) may receive from the Participating Companies such reasonable remuneration for his services as the Board may from time to time determine.

              (d) The Administrator shall establish reasonable procedures to determine whether a judgment, decree or order (including approval of a property settlement agreement) pursuant to a State domestic relations law is a Qualified Domestic Relations Order and to administer distribution of benefits pursuant to such Qualified Domestic Relations Order.

              (e) The Administrator shall prescribe the procedures for a Participant (or his Beneficiary who is his Spouse) or an Alternate Payee to elect to have an Eligible Rollover

Distribution paid directly to a trustee or custodian of an Eligible Retirement Plan designated by the Participant (or Beneficiary) or Alternate Payee, including the necessity of receiving adequate information concerning the Eligible Retirement Plan to which the Eligible Rollover Distribution is to be paid.

        2.    (a)     Except for the authority of the Trustee as set forth in
Article VIII, 1 hereof and the right of each Participant and Beneficiary to direct the Trustee with respect to the investment of his Accounts as provided in
Article VIII, 2 hereof, the Investment Committee shall in all other respects have full authority with respect to the operation and management of the investment of the assets of the Plan, including by way of example, but not of limitation:

                      (i) to monitor the investment performance of the Parts of the Fund;

                      (ii) to direct the Trustee with respect to the investment of a Part of the Fund;

                      (iii) to select the Parts of the Fund in which Participants and Beneficiaries may direct the Trustee to invest their Accounts;

                      (iv) to appoint one or more Investment Managers to manage (including the power to acquire or dispose of) one or more Parts or any portion of a Part of the Fund;

                      (v) to appoint one or more successor Trustees and to enter into a trust agreement with the Trustee or any successor trustee on behalf of the Participating Companies;

                      (vi) if the relief offered by Section 404(c) of ERISA is elected with respect to any or all portion of the Fund, to coordinate with the Committee (A) on providing and making available sufficient information to enable Participants and Beneficiaries to make informed investment decisions, (B) on establishing procedures to ensure the confidentiality of information relating to the purchase, holding and sale of interests in Part D of the Fund and on the exercise of voting, tender and similar rights by Participants and Beneficiaries, and
              (C) on performing any and all acts necessary to obtain the relief offered by Section 404(c) of ERISA;

                      (vii) to establish policies relating to the exercise of proxy voting, tender and similar rights; and

                      (viii) to determine the expenses of administering the Plan and the investment of the Plan's assets which shall be payable from the Fund.

              (b) The Investment Committee may act by a majority of its number then in office, either by vote at a meeting or in writing without a meeting. Any act of the Investment Committee shall be sufficiently evidenced if certified by the Secretary of the Investment Committee, any two (2) members thereof or in accordance with any by-laws adopted by the Investment Committee.

              (c) The Investment Committee may appoint a chairman from among its members, and a secretary and such other officers as it may deem advisable, none of whom need be a member; may employ counsel, agents and such clerical, investment, financial and other services as it deems expedient; and may adopt by-laws governing the transaction of its business. All expenses incurred by the Investment Committee shall be paid by the Participating Companies. The members of the Investment Committee (other than employees of any member of the Controlled Group) may receive from the Participating Companies such reasonable remuneration for their services as the Board may from time to time determine.

                                   ARTICLE XI

                            AMENDMENT OR TERMINATION
                            ------------------------


        1. The Board may amend, retroactively or otherwise, suspend, or terminate the Plan or the Trust Agreement, in whole or in part; provided, however, that authority to amend the Plan is delegated to the following Fiduciaries where approval of the Plan amendment or amendments by the shareholders of the Company is not required: (1) to the Committee, if the amendment (or amendments) will not increase the annual expenditure of the Plan by $10,000,000, (2) to the Management Committee, if the amendment (or amendments) will not increase the annual expenditure of the Plan by $4,000,000, and (3) to the Administrator, if the amendment (or amendments) will not increase the annual expenditure of the Plan by $500,000. Each Participating Company reserves the right to terminate its participation in the Plan, by delivering to the Trustee and the Committee a copy of such amendment, suspension or termination, as duly incorporated in a resolution of the Board or of the board of directors of such Participating Company, as the case may be; provided, however, that the Board shall have no power to (i) increase the aggregate Operating Company Contributions and operating company contributions to the PM Incorporated Plan and the Craft Plan for any year to an amount in excess of three percent (3%) of Consolidated Earnings for such year, or (ii) cause or permit any part of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants, former Participants and their Beneficiaries. Notwithstanding the foregoing, the provisions of Paragraphs 2 through 6 of Article II shall not be amended more than once every six months unless such amendment is required because of changes in the Code, ERISA or the rules thereunder.

        2. Upon the termination or partial termination of the Plan or upon complete discontinuance of contributions thereto, the rights of all Participants to amounts credited to the Participants' Accounts shall be nonforfeitable. Upon the occurrence of any of such events, the Committee, in accordance with the direction of the Board, shall direct the Trustee either:

              (a) To continue to act in accordance with the Plan and the Trust Agreement until all assets have been distributed in accordance with the Plan or until such time as the Board directs distribution in accordance with the provisions of subsection (b) hereof; or

              (b) To distribute all assets remaining in the Fund to Participants, former Participants, their Beneficiaries or legal representatives in accordance with the Current Value of the Participants' Accounts, less the Current Value of the Participants' Loan Accounts, as of a date to be determined by the Board.

        The Committee in office at the time of such termination, partial termination or complete discontinuance of contributions shall continue to act with its full powers hereunder until the completion of the distribution of such assets; and a majority of the members of the Committee then in office shall have the power to fill vacancies occurring in the Committee by resignation, death or otherwise after such termination, partial termination or complete discontinuance of contributions.

                                  ARTICLE XII

                   RESTRICTIONS ON ALIENATION AND ASSIGNMENT
                   -----------------------------------------


        The right of any person to receive any distribution or to withdraw any amount pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to the creation, assignment or recognition of a right to any benefits under the Plan pursuant to a domestic relations order, unless determined to be a Qualified Domestic Relations Order and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same or to create, assign or recognize a right to the same pursuant to a domestic relations order which is not a Qualified Domestic Relations Order shall be void; nor shall said right be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any such person.

                                  ARTICLE XIII

                               GENERAL PROVISIONS
                               ------------------


        1. The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Participating Company and any Employee or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Employee the right to be retained in the service of a Participating Company or to interfere with the right of any Participating Company to discharge any Employee at any time.

        2. Full and fractional shares of Common Stock invested in Part D and allocated to a Participant's Accounts shall be voted by the Trustee only in accordance with, and upon instructions of, such Participant (or Beneficiary) given on forms provided for that purpose. Such forms, together with all information distributed to stockholders regarding the exercise of such rights, shall be provided to each Participant (or Beneficiary) whose Accounts are invested in Part D. Upon timely receipt of instructions, the Trustee shall vote such shares as so instructed. Shares of Common Stock for which the Trustee has not received voting instructions shall be voted in accordance with the terms of the Trust Agreement.

        3.    (a)     If the Administrator denies a request for a distribution
of or a withdrawal from an Account, the Administrator will furnish to the Participant or his Beneficiary a written statement setting forth:

                      (i)     the specific reason or reasons for the denial;

                      (ii) a specific reference to each provision of the Plan on which the denial is based;

                      (iii) a description of any additional material or information necessary to perfect the application, together with an explanation of why such material or information is necessary; and

                      (iv) an explanation of the review procedure under the Plan.

        If the Administrator denies any such request or if the Participant or his Beneficiary believes that any distribution determined to be payable is incorrect, such Participant or his Beneficiary may appeal such determination by filing (or causing his duly authorized representative to file) with the Management Committee within sixty (60) days after receipt of the notice of the determination of the Administrator a written request for review. Such request shall contain such issues, comments and information and be accompanied by such documents as such Participant or his Beneficiary (or such representative) shall deem advisable to submit in order to support his position. All pertinent documents in the possession of the Administrator, the Management Committee or a Participating Company may be examined by such Participant, Beneficiary or authorized representative, provided the request for review specifies the documents to be reviewed. Within sixty (60) days after the receipt by the Management Committee of a request for review, it shall render a decision thereon, which decision shall be in writing and shall include specific reasons for the decision with specific references to the pertinent provisions of the Plan upon which the decision is based. A copy of such decision shall be furnished promptly to the person requesting the review.

              (b) Upon receipt of any judgment, decree or order (including approval of a property settlement agreement) pursuant to a State domestic relations law claimed to be a Qualified Domestic Relations Order, the Administrator shall promptly notify the Participant whose Accounts may be subject thereto and any Alternate Payee specified therein of the receipt thereof and the Plan's procedures for determining whether such judgment, decree or order is a Qualified Domestic Relations Order.

        The Administrator shall determine, within a reasonable period of time after receipt thereof, whether such judgment, decree or order is a Qualified Domestic Relations Order and shall notify the affected Participant and each Alternate Payee of such determination. Pending final determination as to whether a judgment, decree or order is a Qualified Domestic Relations Order (by the Administrator, a court of competent jurisdiction, or otherwise) the Administrator shall cause the Trustee to separately account for the portion of the Participant's Accounts that would have been payable to the Alternate Payee during such period if such order had been determined to be a Qualified Domestic Relations Order.

        If, within the eighteen (18) month period beginning on the date on which the first payment would be required to be made under the claimed Qualified Domestic Relations Order, the judgment, decree or order is finally determined to be a Qualified Domestic Relations Order, the Administrator shall direct the Trustee to pay the separately accounted for amounts (plus any interest thereon) to the Alternate Payee entitled thereto.

        If, within the eighteen (18) month period beginning on the date on which the first payment would be required to be made under the claimed Qualified Domestic Relations Order, the judgment, decree or order is finally determined not to be a Qualified Domestic Relations Order, or no such determination has been made, the Administrator shall direct the Trustee to pay the separately accounted for amounts (plus any interest thereon) to the Participant or Beneficiary entitled thereto as if no judgment, decree or order had been served. Any subsequent determination that such judgment, decree or order is a Qualified Domestic Relations Order shall apply to benefits paid or payable on or after the date of such determination.

        4. In case any person entitled to a distribution or entitled to withdraw any amount pursuant to Article VII hereof shall be indebted to a Participating Company, the Administrator shall, upon the request of the Participating Company and in accordance with regulations promulgated by the Department of the Treasury, deduct, or direct the Trustee to deduct, from any amount payable to such person an amount equal to such indebtedness and pay the same to the Participating Company.

        5. If any person entitled to a payment under the Plan is an infant, or if the Administrator determines that any such person is incompetent by reason of physical or mental disability, the Administrator shall have power to cause the payments becoming due to such person to be made to another for his benefit, without any responsibility of the Administrator or the Trustee for the application of such payments. Payments made pursuant to such power shall operate, to the extent thereof, as a complete discharge of all obligations arising pursuant to the Plan and the Trust Agreement.

        6. Except in those cases in which the power of determination is expressly reserved to a Participating Company, the appropriate Fiduciary shall have full power and authority to determine all matters arising in the administration, interpretation and application of the Plan.

        7. Except as otherwise required by ERISA, the Plan shall be construed and enforced and its provisions shall be administered according to the laws of the State of New York.

                                  ARTICLE XIV

                             FORMS; COMMUNICATIONS
                             ---------------------


        The Management Committee shall provide such appropriate forms as it may deem expedient in the administration of the Plan and no instrument for which a form is so provided shall be valid unless upon such form. All communications concerning the Plan shall be in writing addressed to the Management Committee or the Administrator at such address as may from time to time be designated. No communication shall be effective for any purpose unless received by the Management Committee or the Administrator.

                                   ARTICLE XV

                                  MERGER, ETC.
                                  ------------


        In the case of any merger or consolidation of the Fund with, or transfer of the assets or liabilities of the Fund to, any trust holding assets of any other employee benefit plan, each Participant in the Plan must (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had terminated.

                                  ARTICLE XVI

                          CHANGE OF CONTROL PROVISIONS
                          ----------------------------


        1.    (a)     In the event of a "Change of Control" (as defined in
Section 2 of this Article XVI), the provisions of subsection (b) of this Section 1 shall apply, anything in the other provisions of this Article or any other provision in the Plan other than Section 1 of Article XI to the contrary notwithstanding.

              (b) For the year in which the Change of Control occurs and for each of the succeeding two (2) years following the year in which the Change of Control occurs (the "Control Period") each Participating Group shall make an Operating Company Contribution on behalf of its Employees who were Participants at least equal to the lesser of:

                      (i) the percentage of the aggregate Compensation of Participants that was contributed to the Plan for the year prior to the year in which the Change of Control occurs; and

                      (ii) ten percent (10%) of the aggregate Compensation of the Participants for each year in the Control Period.

              (c) The Operating Company Contribution for each year in the Control Period shall be contributed to the Fund prior to the time prescribed by law for the filing of the Federal corporate income tax return of the Company, or its successors, as applicable, for each such year.

        2. For purposes of the Plan, a "Change of Control" shall mean the happening of any of the following events:

              (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

              (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

              (c) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

              (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

        3.    (a)     In addition to all other rights under applicable law, any
individual who shall be a Participant or Beneficiary at the date on which the Change of Control occurs (the "Control Date") shall from and after such date have the right to bring an action, either individually or on behalf of all Participants and Beneficiaries, to enforce the provisions of this Article XVI by seeking injunctive relief or damages, or both, and the Participating Companies shall be obligated to pay or reimburse such Participant or Beneficiary who shall prevail, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.

              (b) The foregoing provisions of this Article XVI shall be construed liberally to the end that the purpose of Section 1 above shall be fully implemented.

              (c) Anything in the Plan to the contrary notwithstanding, on and after the Control Date none of the provisions of this Article XVI shall be amended unless within sixty (60) days after the date of the action taken to amend such provisions at least two-thirds of the individuals who were Participants at the date of such action shall have given their written approval of such action based on full and complete information provided to them regarding the actual and potential effects of such action on them.

                                  ARTICLE XVII

                           LIMITATION ON ALLOCATIONS
                           -------------------------


        1.    General Rule. The amount of Annual Additions (as defined in
              ------------
Section 7) for Plan Years beginning on and after January 1, 1983 allocated to a Participant's accounts under the Plan and all other defined contribution plans qualified under Section 401(a) of the Code maintained by the Controlled Group shall be subject to the limitations of Sections 2 through 6 below. If the allocation of Annual Additions to a Participant's accounts for any Plan Year beginning on and after January 1, 1983 should exceed these limitations, such Annual Additions shall be reduced in the order set forth in Section 6 below so that these limitations are not exceeded.

        2.    Limit on Allocations for Defined Contribution Plan.  The maximum
              --------------------------------------------------
allocation of Annual Additions to accounts of any Participant under the Plan and all other defined contribution plans qualified under Section 401(a) of the Code maintained by one or more members of the Controlled Group for any Plan Year on and after January 1, 1983, shall be the lesser of (i) the greater of (x) $30,000 (as increased as of January 1 of each calendar year beginning after December 31, 1987 and applicable to the Plan Year coinciding with such calendar year to reflect cost of living adjustments in accordance with regulations prescribed by the Secretary of the Treasury) or (y) twenty-five percent (25%) of the dollar limitation on annual benefits under Section 415(b)(1)(A) of the Code for such Plan Year, and (ii) twenty-five percent (25%) of such Participant's Compensation, less the amount of his Salary Reduction Contributions and salary reduction contributions to a cafeteria plan (as defined in Section 125 of the Code).

        3.    Combined Limit for Participation in Defined Contribution and
              ------------------------------------------------------------
Defined Benefit Plans. A Participant who participates, or has participated at
- ---------------------
any time, in one or more defined benefit pension plans qualified under Section 401(a) of the Code maintained by a member of the Controlled Group shall be subject to a combined limit. The combined limit for any Plan Year beginning on and after January 1, 1983 is reached when the sum of the defined contribution plan fraction and the defined benefit plan fraction exceeds 1.0.

              (a)     Defined Benefit Plan Fraction. The defined benefit plan
                      -----------------------------
fraction shall be a fraction, the numerator of which is the projected annual benefit of the Participant under all defined benefit plans qualified under
Section 401(a) of the Code maintained by the Controlled Group in which such Participant participates (determined as of the close of the Plan Year) and the denominator of which is the lesser of (i) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such Plan Year, or (ii) the product of 1.4, multiplied by the amount which may be taken into account under Section 415(b)(1)(B) of the Code for such Plan Year with respect to such Participant under all defined benefit plans qualified under
Section 401(a) of the Code maintained by the Controlled Group in which the Participant participates.

              (b)     Defined Contribution Plan Fraction.  The defined
                      ----------------------------------
contribution plan fraction shall be a fraction, the numerator of which is the sum of the Annual Additions to the Participant's accounts under the Plan and all other defined contribution plans qualified under Section 401(a) of the Code maintained by the Controlled Group in which such Participant participates (determined as of the close of the Plan Year), and the denominator of which is the sum of the lesser of the following amounts determined for such Plan Year and for each prior year of Accredited Service of the Participant with the Controlled
Group: (i) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(c)(1)(A) of the Code for such Plan Year (determined without regard to subsection (c)(6) thereof), and (ii) the product of 1.4, multiplied by the amount which may be taken into account under Section 415(c)(1)(B) of the Code with respect to such Participant under the Plan and all other defined contribution plans qualified under Section 401(a) of the Code maintained by the Controlled Group in which such Participant participates for such Plan Year.

        4.    Election with Respect to Defined Contribution Plan Fraction.  The
              -----------------------------------------------------------
amount taken into account in computing the denominator of the fraction under
Section 3(b) above with respect to each Participant for all years of Accredited Service prior to January 1, 1983 shall, at the election of the Committee, be an amount equal to the product of multiplying the denominator of the fraction determined in accordance with Section 3(b) (as in effect for the Plan Year ending December 31, 1982), by the transition fraction, the numerator of which is the lesser of (a) $51,875, or (b) 1.4, multiplied by twenty-five percent (25%) of the Participant's Compensation for the Plan Year ending December 31, 1981, and the denominator of which is the lesser of (y) $41,500, and (z) twenty-five percent (25%) of the Participant's Compensation for the Plan Year ending December 31, 1981.

        5.    Transitional Rule for Defined Contribution Plan Fraction.  In
              --------------------------------------------------------
computing whether the sum of the defined benefit plan and defined contribution plan fractions set forth in Section 3 does not exceed 1.0 as of January 1, 1983, an amount equal to the product of (a) and (b), below shall be permanently subtracted from the numerator of the defined contribution plan fraction in
Section 3(b) above:

              (a) the sum of the defined contribution plan fraction and the defined benefit plan fraction as of December 31, 1982, minus one (1), multiplied by

              (b) the denominator of the defined contribution plan fraction as of December 31, 1982.

        In computing the product of (a) and (b) above, the defined benefit plan fraction and defined contribution plan fraction shall be determined in accordance with Section 415 of the Code (as amended and modified by the Tax Equity and Fiscal Responsibility Act of 1982, including Section 235(g)(3) of that Act).

        6.    Priority of Reduction of Annual Additions and Projected Annual
              --------------------------------------------------------------
Benefit.  If, for any Plan Year, the sum of (a) Annual Additions allocated to
- -------
the accounts of a Participant under the Plan and all other defined contribution plans qualified under Section 401(a) of the Code maintained by the Controlled Group, and (b) the projected annual benefit (as defined in Section 415(e)(2) of the Code) of the Participant under all defined benefit plans qualified under
Section 401(a) of the Code maintained by the Controlled Group in which such Participant participates, should exceed the limitations of Sections 2 or 3 of this Article XVII, then such Annual Additions and projected annual benefit shall be reduced in the following order in order that the limitations of Section 2 or 3 hereof are not exceeded:

              (a) the projected annual benefit of the Participant under all defined benefit pension plans qualified under Section 401(a) of the Code maintained by the Controlled Group shall first be reduced (but not below zero);

              (b) the amount of the Participant's voluntary (after-tax) contributions shall, to the extent they exceed the permissible Annual Additions allocated to the Participant's accounts under subsections (c) and (d) hereof (determined as of the close of the Plan Year), next be reduced and any excess (including voluntary contributions previously made by the Participant for the Plan Year) shall be returned to the Participant;

              (c) the amount of the Operating Company Contribution allocated to the Participant's Company Account for the Plan Year shall then be reduced in an amount equal to the greater of (i) the amount by which the Operating Company Contribution allocated to the Participant's Company Account, when added to the sum of the Participant's Salary Reduction Contributions allocated to the Participant's Personal Before-Tax Account under subsection (d) hereof, exceeds the permissible Annual Additions for such Plan Year, or (ii) the amount by which the Operating Company Contribution, when included in the computation of the combined defined benefit plan and defined contribution plan limit described in
Section 3 for the Plan Year, exceeds said limits; provided, however, that any excess Annual Additions attributable to Operating Company Contributions as a result of the foregoing application of clauses (i) or (ii) above, shall reduce the Operating Company Contributions for the Plan Year in a like amount; and

              (d) the amount of the Participant's Salary Reduction Contributions shall be reduced to the extent that, after the application of subsections (a), (b) and (c) hereof, the Annual Additions continue to exceed the limitations of Sections 2 or 3 hereof and any excess (including Salary Reduction Contributions previously made by the Participant for the Plan Year) shall be returned to the Participant.

        7.    Annual Additions.  Annual Additions shall mean (i) the Operating
              ----------------
Company Contribution (and the Contribution for Plan Years prior to January 1,
1994) made by the Participating Companies in accordance with Article II, (ii) employee stock ownership credit contributions under any employee stock ownership plan, (iii) Salary Reduction Contributions, (iv) for Plan Years beginning after December 31, 1986, voluntary contributions and (v) any forfeitures allocated to the Participant under any other defined contribution plan maintained by the Controlled Group.

                                 ARTICLE XVIII

                RULES IN THE EVENT PLAN BECOMES A TOP-HEAVY PLAN
                ------------------------------------------------


        1. If, for any Plan Year, the Plan is a top-heavy plan pursuant to the rules set forth in Section 2 below, the following provisions shall apply for such Plan Year notwithstanding any other Article in the Plan to the contrary:

              (a) For the purpose of determining the combined limit pursuant to Section 415(e) of the Code where a Participant also participates or has participated in one or more defined benefit pension plans qualified under
Section 401(a) of the Code maintained by a member of the Controlled Group:

                      (i) The denominators of the defined benefit plan fraction
              in Section 3(a)(i) of Article XVII and the defined contribution plan fraction in Section 3(b)(i) of Article XVII shall be determined by multiplying the dollar limitation in effect under
              Section 415(b)(1)(A) of the Code (in the case of the defined benefit plan fraction) and the dollar limitation in effect under
              Section 415(c)(1)(A) of the Code (in the case of the defined contribution plan fraction) by 1.0; and

                      (ii) The numerator of the transition fraction in Section 4 of Article XVII shall be determined by substituting $41,500 for $51,875 in subsection (a) thereof; provided, however, that the limitations of this subsection (b) shall not apply if the Plan would not be a top-heavy plan pursuant to the rules set forth in
              Section 2 hereof, if ninety percent (90%) were substituted for sixty percent (60%) each place in which it appears in Section 2.

              (b) The Operating Company Contribution of each Participating Group for a Plan Year shall be allocated, promptly after the amount thereof has been determined, among those who were Employees of a Participating Company of the Participating Group and Participants on any business day of such year in the proportion which the Compensation paid by a Participating Company of the Participating Group for such year to such Participant bears to the aggregate Compensation paid by each Participating Company of the Participating Group for such year for all such Participants of all such Participating Companies of the Participating Group; provided, however, that in no event shall the amount of the Operating Company Contribution allocated to a Participant exceed the limitations described in Article XVII hereof. The Administrator shall determine the names of such Participants and the amount of the Operating Company Contribution to be allocated to each Participant's Company Account.

        2.    (a)     The Plan shall be a top-heavy plan for a Plan Year if, as
of the last day of the preceding Plan Year, the sum of (i) the aggregate of the accounts (determined in accordance with Section 416(g) of the Code) of key employees (as defined in Section 416(i) of the Code) under all plans which are defined contribution plans aggregated pursuant to subsections (b) and (c) below, and (ii) the present value of cumulative accrued benefits (using the same actuarial assumptions and principles for all defined benefit plans maintained by one or more members of the Controlled Group) of key employees in such plans which are defined benefit plans, exceeds sixty percent (60%) of the product of clauses (i) and (ii) of this Section 2, determined for all employees under plans aggregated pursuant to subsections (b) and (c).

              (b) Each plan qualified under Section 401(a) of the Code maintained by one or more members of the Controlled Group (i) in which a key employee participates, and (ii) which plan enables a plan described in clause
(i) to satisfy the requirements of Section 401(a)(4) or 410 of the Code shall be aggregated for the purpose of determining if any or all of such plans are top-heavy plans.

              (c) The Committee may elect to include any other plan or plans qualified under Section 401(a) of the Code maintained by one or more members of the Controlled Group with the plan or plans required to be aggregated pursuant to subsection (b), provided that after such aggregation, all of such plans (including the plan or plans which the Committee has elected to include pursuant to this subsection (c)) continue to meet the requirements of Sections 401(a)(4) and 410 of the Code and provided, further, that the plan or plans included pursuant to the provisions of this subsection (c) shall not be subject to the additional requirements set forth in Section 1.

                                   EXHIBIT A

                              PARTICIPATING GROUPS

PARTICIPATING GROUP A
- ---------------------

Philip Morris Incorporated and its subsidiaries

PARTICIPATING GROUP B
- ---------------------

Miller Brewing Company and its subsidiaries

PARTICIPATING GROUP C
- ---------------------

Philip Morris Companies Inc.
Philip Morris Capital Corp.
Philip Morris Management Corp.
Philip Morris Corporate Services Inc.
Philip Morris International, Inc.
PM Products, Inc.
Mission Viejo Company